EXHIBIT 16.1

December 23, 1998



U.S. Securities and Exchange Commission
450 Fifth Street, N.W.
Washington, D.C.  20549

Dear Sir/Madam:

               We have read Item 4 included in the attached Form 8-K dated December 23, 1998 of Four M Corporation to be filed with the Securities and Exchange Commission and are in agreement with the statements contained therein.

Very truly yours,

/s/BDO SEIDMAN, LLP